EXHIBIT 10.16
APAC Customer Services, Inc.
Management Incentive Plan
As Amended and Restated
Effective March 15, 2007

TABLE OF CONTENTS
(continued)

ii

APAC Customer Services, Inc.
Management Incentive Plan
(As Amended and Restated Effective March 15, 2007)
Section 1
ESTABLISHMENT OF THE PLAN
     1.1 Purpose. APAC Customer Services, Inc. initially established the APAC Customer Services, Inc. Management Incentive Plan effective as of January 3, 2000, subsequently amended and restated the Plan effective January 3, 2005 and further amends the Plan by this restatement, to reward certain eligible employees of the Company who help achieve certain performance goals of the Company and, in some cases, specified individual goals.
     1.2 Term. The Company hereby amends and restates the Plan, as set forth herein, effective March 15, 2007. The Plan shall terminate on the 10th anniversary of the effective date (unless sooner terminated by the Board pursuant to Section 9).
Section 2
DEFINITIONS
     2.1 Incentive Award. “Incentive Award” means the actual bonus earned during a Plan Performance Period by a Participant, payable to the Participant in cash or Stock having a Fair Market Value equal to such earned bonus amount, as determined by the Committee at or after the end of a Performance Period. A Participant’s Incentive Award may, in the discretion of the Committee, be stated as a percentage of the Participant’s Base Salary, a dollar amount or other measurement.
     2.2 Award. “Award” means an Incentive Award or a Long-Term Incentive Award. “Awards” means two or more Incentive Awards, Long-Term Incentive Awards or a combination thereof.
     2.3 Award Agreement. “Award Agreement” means a written communication from the Company to the Participant that establishes the terms, conditions and restrictions applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.
     2.4 Base Salary. “Base Salary” means the base pay rate in effect at the end of the Performance Period.
     2.5 Board. “Board” means the Board of Directors of the Company.
     2.6 Change in Control. “Change in Control” means any of the following events:
          (a) A tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Employer;
          (b) The Employer shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Employer, as the same shall have existed immediately prior to such merger or consolidation;
          (c) The Employer shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate;

          (d) As the result of, or in connection with, any contested election for the Board of Directors of the Employer, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were Directors of the Employer before the Transaction shall cease to constitute a majority of the Board of Directors of the Employer, or any successor thereto; or
          (e) A person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), other than any employee benefit plan then maintained by the Employer, shall acquire more than 50% of the outstanding voting securities of the Employer (whether, directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.
     Notwithstanding the foregoing, (i) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the Employer, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the “Schwartz Entities") do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (ii) if the Schwartz Entities control, directly or indirectly, less than twenty-seven (27%) percent of the Employer’s voting securities while it is a public company, then “33 1/3%” shall be substituted for “50%” in clauses (a) and (e) of this Section 2.5, and “66 2/3%” shall be substituted for “50%” in clause (b) of this Section 2.5.
     2.7 Code. “Code” means the Internal Revenue Code of 1986, as amended. References to a Section of the Code shall include references to any temporary or final regulation related to such Section or any successor to such Section or regulation.
     2.8 Committee. “Committee” means the Compensation Committee of the Board designated to administer the Plan in accordance with Section 8. Unless the Board determines otherwise, and such determination is reduced to a writing articulating the reasons for such determination, the Committee shall be comprised solely of not less than 2 members, each of whom shall qualify as: (a) a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act, (b) an “outside director” within the meaning of Section 162(m) of the Code (or any successor law or regulation), and (c) an “independent director” as such term is defined or used by the rules of the exchange or system on which the Company’s Stock is listed.
     2.9 Company. “Company” means APAC Customer Services, Inc., an Illinois corporation, and any successor thereto.
     2.10 Eligible Individual. “Eligible Individual” means one of the employees of the Company designated as such by the Committee.
     2.11 Fair Market Value. “Fair Market Value” means (a) if Stock is readily tradeable on a national securities exchange or other market system, the closing price of Stock on the date of calculation (or on the last preceding trading date if Stock was not traded on such date), or (b) if Stock is not then readily tradeable on a national securities exchange or other market system (i) the book value of a share of Stock as of the last day of the last completed fiscal quarter preceding the date of calculation; or (ii) any other value as otherwise determined in good faith by the Board.
     2.12 Long-Term Incentive Award. “Long-Term Incentive Award” means the actual long-term incentive award earned during a Performance Period of two or more Plan Years by a Participant, payable in cash or Stock having a Fair Market Value equal to such earned award amount, as determined by the Committee at or after the end of the Performance Period and may, in the discretion of the Committee, be stated as a percentage of the Participant’s Base Salary, a dollar amount or other measurement.
     2.13 Participant. “Participant” means an Eligible Individual who has been designated as eligible to participate under Section 3.
     2.14 Performance Goals. “Performance Goals” means the criteria established by the Committee pursuant to Section 4, which shall be used to determine whether a Participant is entitled to an Incentive Award or a Long-Term Incentive Award and the amount of such Award.
     2.15 Performance Period. “Performance Period” refers to the period for measuring the achievement of Performance Goals under an Incentive Award or Long-Term Incentive Award. Performance periods may range from one month to five years.
     2.16 Plan. “Plan” means this APAC Customer Services, Inc. Management Incentive Plan, as set forth herein, and amended from time to time.
     2.17 Plan Year. “Plan Year” means the Company’s fiscal year.
     2.18 Stock. “Stock” means one or more shares of the common stock, $0.01 par value per share, of the Company.
     2.19 Stock Plan. “Stock Incentive Plan” means the 2005 Incentive Stock Plan of the Company, as may be in effect from time to time, and any successor plan thereto.
Section 3
ELIGIBILITY AND PARTICIPATION
     3.1 General. The Committee, in its discretion, shall designate the Eligible Individuals who are eligible to participate in the Plan for each Performance Period. Eligible Individuals who are eligible to participate in the Plan shall be so notified in writing, and shall be apprised of the Performance Goals and related Award opportunities for the applicable Performance Period.
     3.2 Partial Performance Period Participation. In the event that an Eligible Individual becomes eligible to participate in the Plan subsequent to the commencement of a Performance Period (either because he or she first becomes an Eligible Individual or because he or she is designated as eligible to participate after the commencement of the Performance Period), then such individual’s Award shall be determined using the amount of the Award that would be payable for the full Performance Period (but for the Participant’s participation for a partial year) multiplied by a fraction, the numerator of which is the number of days in such Performance Period that the Participant was eligible to participate in the Plan and the denominator of which is the total number of days comprising the Performance Period.
     3.3 No Right to Participate. No Participant, Eligible Individual or other employee of the Company shall at any time have the right to be selected for participation in the Plan for any Performance Period, despite having previously participated in this Plan or another incentive plan of the Company.
Section 4
INCENTIVE AWARD OPPORTUNITY
     4.1 Performance Goals.
          (a) Performance Goals. Prior to the beginning of a Performance Period, or as soon as practicable thereafter but not later than 90 days after commencement of the

Performance Period, the Committee, in its discretion, and subject to the approval of the Board, shall in writing establish objective Performance Goals for Eligible Individuals. For the Performance Goals so established, the Committee shall establish individual or aggregate threshold, target and maximum levels of performance necessary to achieve and to earn all or a portion of an Award. The Performance Goals may be based upon both financial and non-financial goals, including, but not limited to, (i) earnings before interest, taxes, depreciation and amortization, (ii) revenue, (iii) sales, (iv) earnings per share, (v) funds from operations, (vi) pretax income before allocation of corporate overhead and bonus, (vii) budget, (viii) cash flow, (ix) net income, (x) division, group or corporate financial goals, (xi) appreciation in or maintenance of the price of the Stock or any other publicly traded securities of the Company, (xii) dividends, (xiii) total shareholder return, (xiv) return on shareholders’ equity, (xv) return on assets, (xvi) return on investment, (xvii) internal rate of return, (xviii) attainment of strategic and operational initiatives, (xix) market share, (xx) operating margin, (xxi) profit margin, (xxii) gross profits, (xxiii) earnings before interest and taxes, (xxiv) economic value-added models, (xxv)comparisons with various stock market indices, (xxvi) increase in number of customers, and (xxvii) reductions in costs, as determined by the Committee.
          (b) Individual Performance Goals. If the Committee determines that the Award shall be attributable, in part, to a Participant’s achievement of individual Performance Goals, such achievement shall be determined by the Committee after consulting the person to whom the Participant directly reports.
          (c) Adjustment of Performance Goals. For any Award subject to Section 162(m) of the Code, the Committee shall not have the authority to increase the Award opportunities during a Performance Period, but shall have authority to exercise negative discretion provided that such exercise does not result in an increase in the Award of another Participant. For any other Award, the Committee shall have the right to increase or to decrease the Performance Goals and the Award opportunities if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the Performance Goals and have unduly influenced the ability to achieve the Performance Goals. Further, in the event of a Performance Period of less than twelve (12) months, the Committee shall have the authority to equitably adjust the Performance Goals and the Incentive Award opportunities, in its sole discretion accordingly.
     4.2 Awards. The Committee shall have the authority, in its sole discretion, to grant Incentive Awards and Long-Term Incentive Awards to Participants, and to establish the terms and conditions of such Awards, including payout, tax withholding and restrictive covenants, and, in the case of any payout in Stock, vesting and other restrictions, the effects of the termination of a Participant’s employment or service and transferability, in each case in accordance with the terms of the Stock Plan. Each Award granted under the Plan shall be evidenced by an Award Agreement which shall be signed by the Committee or its designee; provided, however, that in the event of any conflict between a provision of the Plan and any provision of an Award Agreement, the provision of the Plan shall prevail. Incentive Awards or Long-Term Incentive Awards based on percentage achievement of Performance Goals between the threshold, target and maximum levels shall be determined by interpolation in accordance with procedures established by the Committee.
     4.3 Maximum Award. The maximum dollar amount of any Incentive Award and of any Long-Term Incentive Award that may be paid to any single Participant in any calendar year with respect to Awards the compensation of which is determined by a formula that calculates a dollar amount (whether payable in cash or property) is (a) the greater of $1,000,000 or 250% of the Participant’s Base Salary for Incentive Awards and (b) the greater of $2,000,000 or 500% of the Participant’s Base Salary for Long-Term Incentive Awards. The maximum aggregate number of shares of Stock that may be granted to any single Participant in any calendar year with respect to Awards the compensation of which is determined by the number of shares of Stock actually awarded or subject to vesting shall be 300,000 shares, subject to adjustment as provided in

Section 11 of the Stock Plan; provided, however, that with respect to Awards that may be subject to Section 162(m) of the Code, such modifications and/or changes do not disqualify compensation attributable to such Awards as “performance-based compensation” under Section 162(m) of the Code.
Section 5
PAYMENT OF INCENTIVE AWARDS
     5.1 Form and Timing of Payment. As soon as practicable after the end of the applicable Performance Period, the Company shall pay to each Participant the amount due under the Participant’s Incentive Award or Long-Term Incentive Award for the applicable Performance Period, in cash or Stock, in accordance with the terms and conditions of the Award and the procedures established by the Committee. All Awards payable in Stock shall be issued pursuant to the Stock Plan to the extent of shares of Stock available for issuance thereunder.
     5.2 Payment of Partial Awards. In the event a Participant no longer meets the eligibility criteria set forth in the Plan during the course of a particular Performance Period (other than due to termination of employment), the Committee may, in its discretion, pay a partial award for the portion of the Plan Year the individual was a Participant.
     5.3 Termination of Employment. It is a condition to the payment of an Incentive Award and a Long-Term Incentive Award under the Plan that the Participant be employed on the date of payment, unless the Award Agreement providing for such Award specifically provides otherwise.
     5.4 Change in Control Termination. Unless an Incentive Award or any Long-Term Incentive Award specifically provides otherwise, if the Company terminates a Participant’s employment coincident with or after a Change in Control, the Participant shall be entitled to receive an amount of such Award for such Performance Period equal to the product of (a) a target level Award multiplied by (b) a fraction, the numerator of which is the number of days that the Participant was participating during the applicable Performance Period through the day of termination and the denominator of which is the total number of days comprising such Performance Period. Payment under this Section 5.4 may be made in accordance with Section 5.1 or sooner, as determined by the Committee in its discretion.
Section 6
RIGHTS OF PARTICIPANTS
     6.1 No Employment Rights. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Eligible Individual’s employment at any time, nor confer upon any Eligible Individual any right to continue in the employ of the Company.
     6.2 Nontransferability. No Participant or any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgment, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 7
ADMINISTRATION, LIABILITY, INDEMNIFICATION
     7.1 Administration. The Committee shall administer the Plan in accordance with its terms, and shall have the sole discretion and authority necessary to carry out the administration of the Plan. With respect to Participants whose position is below the Senior Vice President level, the Committee may delegate, to one or more individuals, some or all of its authority to administer the Plan and to permit such individuals to have the discretion necessary to carry out the administration of the Plan to the extent that award and payment of Awards to such Participants are not subject to Section 162(m) of the Code. Such authority shall include the authority to:
          (a) Select the Eligible Individuals eligible to participate in the Plan for each Performance Period or portion thereof;
          (b) To determine eligibility for and the type and size of an Award granted under the Plan;
          (c) To grant Awards to, and to enter into Award Agreements with, Participants;
          (d) Determine the Performance Goals applicable to the payment of Incentive Awards and Long-Term Incentive Awards, and the amount of the Incentive Awards and Long-Term Incentive Awards payable upon the Participants’ achievement of the applicable Performance Goals;
          (e) To the extent consistent with the Plan, to impose such terms, limitations, restrictions, and conditions upon the receipt of Incentive Awards and Long-Term Incentive Awards as it deems appropriate, and, to the extent consistent with the Plan, to grant waivers of Plan terms, conditions, restrictions, and limitations;
          (f) To accelerate the vesting conditions of any Award payable in Stock when such action would be in the best interests of the Company;
          (g) Interpret the Plan, make any necessary factual determinations under the Plan, adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan;
          (h) Correct any defect or omission or reconcile any inconsistency in this Plan or any award of payment hereunder, and
          (i) Make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.
          (j) The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties (including Participants’ heirs, successors and legal representatives).
     7.2 Liability; Indemnification. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.
Section 8
AMENDMENT, MODIFICATION AND TERMINATION
     The Committee, in its sole discretion, without notice, at any time and from time to time, may in writing modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder to which he or she is otherwise entitled.
Section 9
MISCELLANEOUS
     9.1 Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Illinois (without regard for its conflict of laws rules).
     9.2 Withholding Taxes. The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local taxes required by law to be withheld with respect to such payments.
     9.3 Shareholder Approval. This Plan, and any Awards hereunder to be granted after the annual meeting of shareholders immediately succeeding the date that this Plan is adopted by the Board, are made subject to the condition that the Plan be approved by the shareholders of the Company. If the Plan is not so approved, it and such Awards shall be null and void and without effect. Shareholder approval shall not be required for Awards granted prior to such annual meeting. If required by Section 162(m) of the Code or any successor regulation or rule, the material terms of performance goals as described in Section 4.1 shall be disclosed to and reapproved by the shareholders of the Company no later than the first shareholder meeting that occurs in the 5th year following the year in which the Company’s shareholders previously approved such performance goals.
     9.4 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.
     9.5 Unsecured General Creditor. Participants and their heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company by virtue of participation in the Plan. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future.
     9.6 Entire Agreement. Except to the extent an Employment Agreement expressly provides for additional or other terms pertaining to a Participant’s or beneficiary’s incentive incentive compensation, this Plan (as may be amended from time to time) and Award Agreements thereunder are the entire agreement between the Company and the Participants and beneficiaries regarding the Plan. No oral statement regarding the Plan may be relied upon by any Participant or beneficiary.
     9.7 Limitations of Liability. The liability of the Company under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations or costs on the Company or the Committee not expressly set forth in the Plan.

     9.8 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     9.9 Captions, Gender and Number. The descriptive headings in this Plan are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of the Plan. The use of the word “including” in this Plan shall be by way of example rather than by limitation. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
     9.10 Headings. The headings and captions contained herein are provided for convenience only, and are not to be used to in the interpretation or construction of any provision contained in the Plan.
     9.11 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     IN WITNESS WHEREOF, the Company has executed this Plan by its duly authorized officers as of this ___day of March, 2007, effective the effective date set forth in Section 1.2.

APAC CUSTOMER SERVICES, INC.

By:

Its: